1-November-2022
LCI Industries (LCII)
Q3 2022 Earnings Call

CORPORATE PARTICIPANTS

Brian Michael Hall – Chief Financial Officer & Executive Vice President, LCI Industries
Jason Douglas Lippert – President, Chief Executive Officer & Director, LCI Industries
...

OTHER PARTICIPANTS

Kathryn Ingram Thompson – Analyst, Thompson Research Group LLC
Fred Wightman – Analyst, Wolfe Research LLC
Craig R. Kennison – Analyst, Robert W. Baird & Co., Inc.
Scott L. Stember – Analyst, MKM Partners LLC
Dan Moore – Analyst, CJS Securities, Inc.
Michael Swartz – Analyst, Truist Securities, Inc.
Brandon Rollé – Analyst, D.A. Davidson & Co.
Patrick Buckley – Analyst, Jefferies LLC

...

MANAGEMENT DISCUSSION SECTION

Operator: Good morning and welcome to today’s LCI Industries Third Quarter 2022 Earnings Call. My name is Bailey, and I’ll be your moderator for today’s call. All lines will be muted during the presentation portion with an opportunity for questions-and-answers at the end. [Operator Instructions]

I would now like to go ahead and pass the conference over to Brian Hall. So, please go ahead when you’re ready.
...
Brian Michael Hall
Chief Financial Officer & Executive Vice President, LCI Industries

Good morning, everyone, and welcome to the LCI Industries third quarter 2022 conference call. I’m joined on the call today by Jason Lippert, President, CEO, and Director. We will discuss the results for the quarter in just a moment.

But first, I would like to inform you that certain statements made in today’s conference call regarding LCI Industries and its operations may be considered forward-looking statements under the securities laws, and involve a number of risks and uncertainties. As a result, the company cautions you that there are a number of factors, many of which are beyond the company’s control, which would cause actual results and events to differ materially from those described in the forward-looking statements.

These factors are discussed in our earnings release and in our Form 10-K and other filings with the SEC. The company disclaims any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.

With that, I would like to turn the call over to Jason Lippert. Jason?
...
Jason Douglas Lippert
President, Chief Executive Officer & Director, LCI Industries

Good morning, everyone. Thanks, Brian. I’d like to start off by thanking our teams across the business for their dedication and hard work they put in this quarter to drive our business forward. As a company, LCI has been laser-focused on building a portfolio that will help position us for the profitable growth in any operating environment through the steadfast execution of our diversification strategy, coupled with a company-wide commitment to innovation.

While we are seeing softened RV demand due to the overbuilding of inventory and continued macro-economic challenges, we were able to largely overcome the nearly 40% drop in North American RV OEM production in the third quarter through strong performance in our diversified portfolio of marine, RV aftermarket, and other adjacent market-focused businesses.

We delivered revenues of $1.1 billion in the third quarter, down 3% year-over-year against record 2021 results. That being said, our performance this quarter remains far above that seen in pre-pandemic years, further illustrating the impact that the outdoor lifestyle trend and our focus on diversification has had on our business. Recent acquisitions, including Furrion, Girard, Trazcor, and others, added approximately $39 million in net sales for the quarter, helping expand our market share in new high-growth markets.

North American RV OEM sales decreased 14% during the third quarter of 2022 compared to 2021; and we ended the quarter with revenue of $541 million, driven by decreased wholesale shipments. Over the past two years, RV demand exploded as consumers flooded the space, looking for a safe and affordable alternative to traditional vacations in the wake of the pandemic. As expected, demand has come down from those record-setting levels. That said, we remain confident that the underlying demand driver, the desire to be outdoors, isn’t changing. And people across the globe continue to recognize and take advantage of [indiscernible] (00:03:21) and adventure that camping, boating, and RVing offer over airline travel and hotel lodging.

At the Elkhart RV Open House and Investor Briefing event we held at the end of September, we had the opportunity to speak with several industry leaders to discuss their views on the long-term impact of the secular outdoor lifestyle trend, including how it has and will continue to shape the recreation space as we know it. One powerful statistic brought up was that, from now to the end of 2030, the US will see 10,000 baby boomers reach retirement age each and every day. That is an astonishing number of people and one of our core demographics that are primed to take vacations or generally spend more time outdoors in retirement.

On the other hand, younger groups, like Millennials and Gen Zers, continue to stream into the space at record levels. One of our panelists from outdoor travel marketplace, Outdoorsy, reported that 70% of all rental bookings fall within these younger generational groups. These younger demographics consistently seek out boats and RVs with more smart technology, which is exactly what LCI is positioned to provide through our strategic focus on driving innovation throughout our portfolio.

One of our great accomplishments recently was delivering record content growth in the quarter by capturing demand for innovative products. Content per towable RV increased 54% to a record $5,824, while content per motorhome RV for the third quarter of 2022 increased 39% to $3,804.

In terms of wholesale shipments, RV OEMs have adjusted production schedules to better align with moderating retail demand and dealer inventories, and we expect this trend to continue for the next couple of quarters. Despite lower RV OEM production in the near term, we have been able to quickly flex capacity thanks to the operational teams and the improvements implemented in the past several years.

We’re also able to shift manufacturing capacity and personnel to other areas of the business that are running strong, like marine, RV aftermarket, and other adjacencies to ensure we’re meeting customer demand and keeping our best team members with the business over the long term.

Revenues in our Aftermarket business were flat year-over-year, driven in part by lower sales to the automotive markets, offset by strong sales to the RV aftermarket. New product development coming from RV aftermarket has consistently supported further content expansion, especially as we leverage Furrion and its robust catalog of innovative appliances and electronics. We’ve launched nearly 50 new products into the RV aftermarket this year, which should continue to gain sales over time.

We are focused on continuing to grow our RV aftermarket business by meeting demand from hundreds of thousands of RVs entering the repair, replacement, and upgrade cycle each year, as well as by supporting consumers throughout the customer experience department. By having the support teams in place to directly engage and work with consumers, along with extensive portfolio to replace almost every part on the RV, we’re able to quickly solve problems while establishing Lippert’s brand as one that consumers consistently can depend upon for further help.

Further, our customer care and call center has over 100,000 touch points with RV consumers each month between phone calls and emails. When they’re not reaching out to us, we’re seeking out the RV consumers to help us create the best experience. We just finished our second annual Getaway at Pine Mountain Campground in Georgia, where we heard from hundreds of RVers in person collecting feedback on what we can do to drive improvements in products and services for every type of RVer.

Outside of the major rally event, our major initiatives like the Campground Project, Lippert Ambassadors, Lippert Scouts and our Lippert Scouts Owner Schools are helping to engage tens of thousands of RVers throughout the year. Strengthening relationships with RV consumers proves even more important during turbulent times, and is already paying dividends as we create a highly engaged community around the Lippert brand.

Turning to our third quarter adjacent markets, revenues rose 20%, driven by continued strong demand in marine, along with solid content growth throughout the adjacent businesses. Our strong footprint in marine is a substantial advantage with a long growth runway that should further stabilize our revenue streams in the coming quarters.

Marine has proven in our results this quarter to be less volatile than the RV market, helping to boost revenues as RV production slowed. Just like our other markets, marine remains well-positioned for long-term growth through the increasing popularity of the outdoor lifestyle, with increased accessibility through boat clubs and rental programs, coupled with added functionality as manufacturers continue to innovate.

As we expand our product offerings, we are working to advance our marine customer experience programs. Our Captain’s customer experience program now boasts over 1,000 members, and we will continue to encourage these brand ambassadors to offer ideas for services and products to help ensure we stay on the leading edge of the boating customer experience.

We’re also continuing to see growth in manufactured housing, one of our legacy markets. With the rising prices of housing impacting people across the country, manufactured housing is picking up as an alternative for some that might be priced out of traditional residential homes, as stick built homes reached an all-time high average cost for Americans.

Because of our low cost footprint in this business, we are well-poised to add great margin to our overall business as this industry continues to grow in a meaningful way. Our manufactured housing business is up 40% year-over-year and is a meaningful part of our diversified portfolio outside of RV.

Our international businesses grew 6% for the third quarter of 2022 compared to the same quarter in 2021. Our marine and rail divisions held up nicely in the wake of a slowdown of the European RV business. Caravan registrations decreased 26%, with registrations in Germany, the largest market, down 17% during the quarter. Issues stemming from global chip shortages have continued to impact motorhome chassis production, which we feel will continue into the next year.

In addition, elevated raw material and energy costs remain a headwind towards the European business. That said, our exposure to these challenges remains limited due to our ability to continue with pricing strategies and our overall European diversification with our rail and marine businesses there. And we believe we will enjoy a long demand tail for the caravan business once OEM or the caravan chassis supply normalizes.

In a challenging operating environment, it becomes even more critical that we maintain our focus on innovation and continue to invest in this portion of our business. With over 150 team members dedicated to R&D and innovation in our business, major players in the RV and marine space recognize Lippert as a company to come to and when they are looking for new and innovative products and ideas.

A key piece of our innovative strength is not recreating the wheel; a large part of our growth comes from taking existing products and building a next-generation version with improved features. Products like ABS have existed in cars for decades. Thanks to our deep R&D talent, we were the first to bring this feature to RVs in a meaningful and cost effective way. We anticipate that in the next five years, most towable RVs will have ABS brakes, resulting in one of the most transformative products we’ve launched in years.

Products and improvements like these can translate to hundreds of dollars of content per vehicle. We also launched many other exciting products this year, including our new version of electric biminis for pontoons, more features for OneControl, independent suspension axles, skylights, new Pop-top sleeping systems, as well as auto-lock features for our entry doors to name a few. We had the opportunity to showcase OneControl at our investor briefing event in September, giving attendees the chance to explore the wide range of functions the platform provides.

The OneControl app connects users to almost every facet of their RV, from operating slides and leveling to monitoring tire pressure, to performing weather checks, pre-trip checklists, and keeping RV owners in the loop on upcoming maintenance needs. The OneControl system allows us to stay in touch with tens of thousands of RVers every week.

We are also actively exploring opportunities for electrification in the RV world, and displayed our concept electrical electric towable chassis at the investor event as well. Still in development stages, this type of R&D puts LCI in the forefront of this significant growth trend. Innovation is one of the reasons for the success of our growth story over the last three decades, and we certainly plan to turbo-charge this critical area during slower times.

We’ve never seen more innovation in the pipeline than we do at the moment and we’re excited how this should continue to grow our content and relevance with our great customer base.

Next, I’d like to address our cultural focus. Our culture begins with our outstanding leadership team. Our leaders have decades of combined experience, and we’ve now been on a culture journey for 11 years. Our leaders throughout the organization are better equipped than ever to help create an engaged workforce, which we believe is our strongest competitive advantage. We found that a highly engaged workforce is more efficient, more accurate, safer, and more innovative. We believe these results that our culture help creates puts us in the best position to win in our markets.

We believe our very experienced and tenured team and great culture is what will help steering through tough times and keep us on the path for long-term growth. Differently than 2001 and 2008 and 2009, we have a group of around 30 individuals in our culture and leadership development department who are focused on coaching team leaders across the business on how to lead themselves and lead their teams more effectively. We believe this is what makes Lippert a great place to work and proves to our teams that in good times or in bad, we have committed resources for culture to help our team members grow and develop.

Because of these resources that are having a great impact to our teams, retention rates remain elevated; in turn, driving better efficiency, quality and innovation in the business. We will continue to invest in improving our culture and leader development resources so we can keep elevating our output, while fostering a workplace and encourages personal and professional growth.

Additionally, at our Getaway rally that we just finished, we launched a new serving initiative that will allow serving events to happen in over 70 camping locations across the country this next year, which will be carried out by our customer experience team, our philanthropy teams, and RVers throughout the country.

Regarding capital allocation, paying down debt and the integration of recent acquisition remains a top priority while also continuing to return capital to shareholders. Additionally, investment in innovation, acquisitions, and operational enhancements are the main focal point for our teams as we aim to drive efficiency, quality, and profitability through our business.

I can’t possibly close without thanking my good friend and partner in the business, Brian Hall, for his nearly 10 years of service with this great organization. He’s been integral in helping us grow an annual revenue from $1 billion to $5 billion. Brian has not only been a great leader in the business, but he’s also completely transformed our accounting and finance team, placing many great people here to run this function very successfully.

Going past his work contributions here at LCI, he’s also been a standout leader with respect to our community impact initiatives. Brian has served on many charitable boards, helping to lead local charities, and helped spearhead fundraising for general and large capital projects at these organizations. As many of you know, Lippert has a community impact focus, and Brian has been a true leader, showing those around him how important it is to lead in the community just as strongly as one is expected to lead here at Lippert.

Brian, we thank you for all that you’ve helped create, and you’ll always be part of the Lippert family. As you saw this morning, the board has initiated a search for Brian’s successor, and we appreciate his support to ensure we have a smooth transition. That being said, we’re going to savor the last six or so months you’ll have with us, and are excited as you enter the next chapter in your life.

In closing, I think the biggest takeaway is that our diversification strategy is working. If most of our revenues were tied up in R&D, the picture would look much different this past quarter. After 2008 and 2009, we made a commitment to diversify our portfolio in a strategic and productive way, and we are really proud of the work we have done and the way it’s turned out. While things are tough on the RV side of the business, things don’t feel anything like it did back in 2008, 2009, when we’re almost purely an RV supplier.

I’d like to thank all of our team members for their hard work again and commitment towards being the best-in-class supplier as we strive to continue our recent trajectory of outperformance. We have some of the best leaders in the industry and the best-in-class culture driving the business forward, and we are proud to see how our teams are all growing and contributing to the successes we are having around the business.

As we move toward the end of 2022, we remain focused on driving growth while generating long-term value for our customers, shareholders, and stakeholders.

I will now turn to Brian Hall, our CFO, to give more detail on our financial results.

...
Brian Michael Hall
Chief Financial Officer & Executive Vice President, LCI Industries

Thank you, Jason. Our consolidated net sales for the third quarter decreased 3% to $1.1 billion compared to the prior-year period, impacted by a reduction in RV demand, partially offset by growth in our other end markets. October sales were down 24% to $345 million versus October 2021 due to the continued declines in wholesale RV shipments, partially offset by continued strength in Aftermarket and adjacent industries, including marine.

Q3 2022 sales to RV OEMs decreased 13% compared to the prior-year period, driven by a decrease in wholesale shipments, partially offset by record content expansion in towables and further growth in motorhome. Content per towable RV increased 55% to a record $5,853, while content per motorized unit increased 39% to over $3,800 compared to the prior-year period. Towable content growth can be attributed to organic market share gains of 15%, while acquired revenues contributed 7% of the year-over-year growth.

We saw positive performance from our other end markets, which helped to mitigate the negative impact from softened RV demand. In the quarter, North American marine sales increased 22%, with content per powerboat increasing 46% to $1,792, driven by market share gains. Overall, sales to adjacent industries grew 20% versus the prior-year period, supported by the aforementioned growth in marine sales, as well as meaningful growth in our manufactured housing business which remains at elevated levels.

Aftermarket segment sales were flat due to a decrease of automotive sales that was entirely offset by an increase in RV and marine sales. The automotive aftermarket continues to be challenged by declines in new and used vehicle sales, which traditionally benefit towing and other accessory sales. International sales increased 6% year-over-year in spite of exchange rates negatively impacting results by approximately 14% due to the strengthening of the dollar compared to the euro and British pound. Excluding the exchange impact, organic growth would have been 20%.

Gross margins were 22.4% compared to 21.6% in the prior-year period, supported by effective operating leverage and efficiency, and partially offset by price reductions related to declines in steel, aluminum, and freight costs that went into effect July 1st of this year. SG&A cost as the percentage of sales increased year-over-year due to fixed costs spread over a lower sales base. Operating margins remain nearly flat, increasing roughly 10 basis points compared to the prior-year period.

GAAP net income in Q3 2022 was $61.4 million, or $2.40 per diluted share, compared to $63.4 million, or $2.49 per diluted share, in Q3 2021. This decrease was a reflection of lower RV demand, slightly offset by effective cost management. EBITDA increased 2% to $119.8 million for the third quarter compared to the prior-year period.

Noncash depreciation and amortization was $96 million for the nine months ended September 30, 2022, while noncash stock-based compensation expense was $20.6 million for the same period. We anticipate depreciation and amortization in the range of $130 million to $140 million during the full year 2022, primarily due to increases in capital investments to enhance production capacity and enable further manufacturing efficiencies.

For the nine months ended September 30, 2022, cash generated from operating activities were $486 million, with $104 million used for capital expenditures, $56 million being used for business acquisitions, and $76 million was returned to our shareholders in the form of dividends. Operating cash flows were again positively impacted by increased earnings and, as inventories continue to normalize, we anticipate a further reduction in the impact of working capital on cash generation.

Driven by our strong operating cash flows, we further pursued our capital allocation strategy of deleveraging our balance sheet, making net payments of $222 million on outstanding borrowings through the first nine months of 2022. At the end of the third quarter, we had an outstanding net debt position of $1 billion, 1.2 times pro forma EBITDA adjusted to include LTM EBITDA of acquired businesses. As the greater macro environment remains uncertain, we are focused on maintaining a strong balance sheet and continue to target a long-term leverage of 1.5 times net debt to EBITDA.

In the near term, we are working to integrate recently completed acquisitions, which we expect to positively impact our operating cash flows as we end fiscal 2022. Full year 2022 capital expenditures are anticipated in the range of $110 million to $130 million. As we move forward towards the end of fiscal 2022, as a result of decreased RV demand when comparing to recent historic highs, OEMs continue to balance inventories to align current retail demand with industry production output.

Given the relative softening of RV demand, we anticipate RV production levels to remain suppressed for the remainder of 2022, partially offset by growth in the other markets we participate in. Due to the decrease in RV production, we anticipate net sales to decline year-over-year approximately 20% to 25% in the fourth quarter.

Further, given the aforementioned expectations, we anticipate year-over-year margin contraction. In Q4 2022, we anticipate operating margins to decline consistent with our traditional incremental margins of 25% to 30% as we absorb fixed costs on lower sales base, in addition to the negative effect of consuming high cost inventory layers. We are hard at work to generate strong profitability as efficiencies are driven throughout our business, and we will continue to utilize our leverage of fixed costs with second and third shifts.

We believe we are well-equipped with the appropriate levers to maintain long-term margin expansion. Our investments in innovation, our facilities, and our team have and will continue to drive our long-term vision. We remain confident in our ability to further drive value and expand content in the quarters to come.

Lastly, I would like to thank Jason and the leadership team, the board, and the entire Lippert organization for demonstrating the grit and commitment to drive forward Lippert’s transformation over the last 10 years. I cannot be prouder of what we have achieved together, and I know there is still much more to come. It has been a pleasure to work with each and every one of you. And while it was a difficult decision, the time is right for me to spend more time with my family and embark on a new chapter in my life. As we announced this morning, I’m fully committed to ensuring we have a smooth transition for the company. I look forward to seeing what lies ahead for Lippert.

That is the end of our prepared remarks. Operator, we’re ready to take questions. Thank you.
...

QUESTION AND ANSWER SECTION

Operator: Thank you. [Operator Instructions] Our first question today comes from the line of Kathryn Thompson from Thompson Research Group. Please go ahead. Your line is now open.

<Q – Kathryn Thompson – Thompson Research Group LLC>: Hi. Thank you for taking my questions today. And, Brian, best of luck. It’s been a pleasure working with you.

<A – Brian Hall – LCI Industries>: Thanks, Kathryn.

<Q – Kathryn Thompson – Thompson Research Group LLC>: I wanted to first – yeah. I wanted to first focus on what you’re hearing from dealers and OEMs about production pace and just the typical seasonal shutdowns that you have going into the holiday season. Granted we understand there are going to be some brands that are more popular than others, but just looking on balance of what are your expectations this year versus last in terms of seasonal shutdowns in Q4.

<A – Jason Lippert – LCI Industries>: Hey, Kathryn, it’s Jason. We don’t have complete visibility in December yet, but we’re not – when business is really, really good, there’s usually a week, maybe a little bit more than a week shutdown in December. And when business is less than great, it’s usually two to three weeks shutdown in December. So, we don’t anticipate anything more than normal.

The abnormalities have been coming really since June and just the regular months where they’ve taken about a week off a month in terms of production and then obviously scaled back production rates. So, the industry’s working at about – if you annualize today’s run rate, they’re working at about a 350,000-plus unit run rate, which we expect to change first quarter with some of the production forecast we have coming up next year to go more of a 400,000 unit run rate.

So that kind of tells you where we’re at today, and we don’t really expect the 350,000 run rate to go lower over the course of the next few couple of months of the year. Is that helpful?

<Q – Kathryn Thompson – Thompson Research Group LLC>: Yeah, yeah. And in your opinion, based on your experience in the past, do you feel that we are at a 1:1 replacement for the towables segment in particular?

<A – Jason Lippert – LCI Industries>: I mean, it’s my opinion that we’re close to it. It feels like the dealers are going to continue to sell through more than what we’re going be building the next couple of months. But I’d expect it to be more probably 1:1 come first of the year; if not, after our first quarter.

<A – Brian Hall – LCI Industries>: Kathryn, this is Brian. You’ve probably heard me say this before; when you look at overall dealer inventory levels, and I always tend to take things back to pre-COVID, and if you step back to January, February of 2020, I think the industry was coming off of a 460,000 type retail year. Inventories felt really, really good at that point.

I would tell you that tracking the cumulative change in inventories from that point forward, obviously, they were all depleted during those parts of COVID. That was the worst. And then as we ramped back up, we replenished most of that. And today, I think we’re sitting under those levels of inventory by maybe 30,000-plus units or so from early 2020.

So, it seems like from a unit perspective, things are in pretty good shape, which I think would lend itself to more of a 1:1 retail-to-wholesale ratio as you move forward. I think that the biggest challenge for the dealers are probably the dollars that are sitting on those inventories. So whether they believe that’ll improve as well; but from a unit perspective, I think it’s in reasonable shape.

<Q – Kathryn Thompson – Thompson Research Group LLC>: Yeah. And that’s great point, Brian. That leads to a follow-up question. Just on – with rates moving up, historically it’s impacted dealer inventory levels much sooner than it does consumer buying patterns. What are you hearing from dealers in terms of how interest rates are impacting levels of inventory, and how they manage that inventory?

<A – Brian Hall – LCI Industries>: Yeah, I can’t say that I’ve heard a great deal coming from dealers. And, Jason, you can chime in too. But my sense would be they’ve been somewhat cash flush for the last couple of years. And I would hope that most of them manage their balance sheets pretty well during that. So, that would certainly help to mitigate some of the impact of that, but certainly going to be a challenge for them as rates are expected to continue to climb.

<A – Jason Lippert – LCI Industries>: Yeah. I don’t have anything to add to that [indiscernible] (00:28:41) dealer. Yeah, go ahead.

<Q – Kathryn Thompson – Thompson Research Group LLC>: Oh, yeah. No, just I guess a follow-up and [indiscernible] (00:28:45) turn it over to others. Just on inflation, are price increases still being passed on, and what are your thoughts in terms of pricing actions, given where we are in an inflationary environment?

<A – Jason Lippert – LCI Industries>: Well, I think there’s going to be a couple of things to happen over the next few quarters. you’re going to see some of the deflation happened in some of the commodities. Certainly, you look at just Lippert, we’re heavily weighted toward steel and aluminum, and we’ve seen steel drop, and most of our pricing to customers are indexed. So, we’ve been giving back some price over the last couple of quarters. We’ll continue to do that in the next year. And, ultimately, that’s going to be reflected in the price to the consumer.

So, I think we’ll start to get back toward a healthy level. I know not every supplier’s in the same position we are with respect to where they’re giving back price and how they’re giving back price. But with respect to margins on our end, the indexes allow us to continue to control margins pretty effectively on the way up and the way down. And on things that aren’t indexed, we’re looking at inventories and how healthy our inventories are before we start to really get back price on some of the inventories that have escalated, so.

<Q – Kathryn Thompson – Thompson Research Group LLC>: Great. Thank you so much. Appreciate it.

<A – Jason Lippert – LCI Industries>: Yeah. Thanks, Kathryn.

Operator: Thank you. The next question today comes from the line of Fred Wightman from Wolfe Research. Please go ahead. Your line is now open.

<Q – Fred Wightman – Wolfe Research LLC>: Hey, guys. Brian, I just wanted to follow up or maybe it was Jason just sort of on the 2023 outlook commentary. I think you guys mentioned a 400,000 type run rate number or assumption for 2023. That’s a little bit below the RVIA. So I’d love to just sort of have you guys bridge the gap on maybe where you’re a bit more conservative versus the industry.

<A – Brian Hall – LCI Industries>: Hey, Fred. We would tend to be a little more conservative on our outlook. Certainly, there’s a ton of uncertainty in the macro environment. And so for us, I think today, knowing what we know today, which is changing ever so quickly, we’ve looked at 2023 as a 385,000 to 415,000 type run rate. So 400,000 being somewhat of a midpoint there. So that’s at least what we’re looking at today, but obviously a lot of unknowns as we look forward in the next 12 months.

<Q – Fred Wightman – Wolfe Research LLC>: Makes sense. And just sort of summarize your commentary throughout the call. Understand the caution on the RV OEM side of the business, but it seems like you guys are still pretty confident in what you’re seeing on the marine side. So, could you maybe just unpack that a little bit? Why would we not see similar behaviors either the retail or wholesale level for some of the marine guys a quarter or two down the road, similar to what we’ve seen in the RV space? And maybe just give a little bit of confidence on why that might be more sustainable where you’re sitting today?

<A – Jason Lippert – LCI Industries>: Yeah. I think there’s just different scales of backlog on different types of boats on the marine side. We are hearing retail start to slow down with some of the dealers on the marine side. So, we’re expecting a little bit of wholesale slowness while they fill inventory pipelines up, maybe first quarter next year. But the marine business, we’re expecting to stay relatively strong compared to where we were last year.

If you look at the big problem or issue that marine had trying to scale up and the reason why their wholesale numbers were not big time this year was just because of engine production and chip shortages there. So they’re kind of – we think of them as a little bit more of smoothing out the graph of demand over the last year and this upcoming year.

And on the RV side, the 400,000 units, whether they’re 415,000 or 385,000, I mean, that’s – we can still scale the business in a real healthy way to produce really great results at 400,000 units. And it’s going to be a much reduced – we’re not going to see the heavy peaks and valleys we saw this year where it was a stiff ramp-up and a very quick, rapid slowdown. We expect next year to be a lot more calm with respect to how production flows quarter-to-quarter.

<Q – Fred Wightman – Wolfe Research LLC>: Makes sense. Brian, all the best.

<A – Brian Hall – LCI Industries>: Thanks Fred.

Operator: Thank you. The next question today comes from the line of Craig Kennison from Baird. Please go ahead. Your line is now open.

<Q – Craig Kennison – Robert W. Baird & Co., Inc.>: Hey, good morning. Thanks for taking my question. And, Brian, best wishes to you as well. Getting back to Kathryn’s earlier question, is there a way to look at content per unit on a basket of major components, kind of, like-for-like components to understand how those prices are trending? It just feels like you could see a period of disinflation, Jason, as you mentioned.

<A – Brian Hall – LCI Industries>: It’s a great question, Craig. I’m not sure we have a perfect answer for that. But obviously I think most would understand that a big part of our overall dollars on a content per unit basis are going to be within the chassis. And that’s a lot of steel and a lot of where our index pricing resides. So, between steel, leveling, slide-outs, those are going to be lot of your steel components. You’re going to get – in aluminum, you’ll have a lot of our doors, a lot of our windows, awnings, things of that nature that contain a lot of aluminum content.

So, those would be the bulk of the items that you would see moving with these commodities. If I were to take a stab of it those types of items might be half of our content. And then the rest is a lot of – you’re going to get into appliances and electronics, which certainly are going to have some of those commodities in them, but it gets a bit more muddy as you dig into those components.

<A – Jason Lippert – LCI Industries>: And I’d just add that so many of our content is core. I mean, you look at furniture, you look at windows, you look at chassis, you look at leveling and stabilization, you look at axles and suspension, all those pieces and slide-outs, you look at all those pieces are all significant parts of the BOM. And while they’ve we’ve seen some inflation on those parts, they’re never going to come back down to probably where they were pre-COVID. But most of those products have steel and aluminum in them, so there is going to be some deflation on those.

And the other piece is, we added about $575 million in organic growth last year. So, we took considerable market share in a lot of different product lines. So, it just demonstrates our ability to continue to add content, whether times are tough or whether times are really good. You’ll see a little bit of decontenting over the next months, I think, before the next model year change. But as we’ve stated in past calls, decontenting generally doesn’t affect our product lines because they’re so core what the RV makeup is when you look at furniture and you look at chassis and axles and windows. You need all those things to build the units.

<Q – Craig Kennison – Robert W. Baird & Co., Inc.>: Thanks. Is there a way to think about the dynamic in which the unit cost to build the unit, let’s say, six months ago maybe much higher than the actual cost to build a unit today, and yet you’re going to have a lot of inventory at that old higher price, and you’re going to want to sell product into the channel at lower price, as I’m sure dealers want to avoid mass discounts. How do you manage that, I guess, price transition?

<A – Jason Lippert – LCI Industries>: I think it’s a little bit of a mix. So, again, a lot of our raw materials – or not raw materials, but our products that we sell to the OEMs, they’re priced on indexes that move quarter-to-quarter. So some of that’s already baked in. But the stuff that isn’t on index, as I mentioned earlier, those products that we do have our inventories on, our OEM partners have been really good about working with us on those components that have higher inventory, so that we can at least work through some of that and not have to race to the bottom on price while we’ve got these elevated inventories. So we feel pretty comfortable there that, that’ll work out favorably.

<Q – Craig Kennison – Robert W. Baird & Co., Inc.>: Great. Thank you.

<A – Jason Lippert – LCI Industries>: Thanks, Craig.

Operator: Thank you. The next question today comes from the line of Scott Stember from MKM Partners. Please go ahead. Your line is now open.

<Q – Scott Stember – MKM Partners LLC>: Good morning, guys. And, Brian, congrats on the next chapter in your life, and it was a pleasure working with you and look forward to working with you for the next six months or so.

<A – Brian Hall – LCI Industries>: Thanks, Scott.

<Q – Scott Stember – MKM Partners LLC>: Could you guys dig into the Aftermarket a little bit. The automotive stuff you talked about was weaker than, I guess, the RV side. Can you maybe give us what each side of the business did? And then I have a few other questions. Thanks.

<A – Brian Hall – LCI Industries>: Yeah. Hey, Scott. So, definitely, within our earlier remarks, there’s certainly been a divergence between the automotive side and the RV and marine side. For this last quarter, the automotive side was down about 12%, and then the RV and marine side was up about 12%, which is pretty close to our long-term growth expectations for the RV and marine side of the business. And expect that – while the automotive production and unit sales are somewhat depressed and that some of the supply chain challenges that we’ve experienced over the last couple of years, expect that to continue some. So, I think that will continue to hamper the automotive side of our Aftermarket business.

<A – Jason Lippert – LCI Industries>: Well, the RV side, again, will just continue to grow as we see more units out there with our products that are going to go through the repair and replacement cycle over time. That’s a big part of our...

<Q – Scott Stember – MKM Partners LLC>: Yeah. And the next question – yeah, sorry about that. On the RV side, how would you characterize that business? Is it more attachment driven, or is it more break/fix kind of demand?

<A – Jason Lippert – LCI Industries>: It’s a good mix of both. It’s close to 50/50 on stuff that’s getting upgraded versus the products that are getting repaired and replaced, because maybe they’re worn out or broke or need to be repaired for one reason or another.

<Q – Scott Stember – MKM Partners LLC>: Okay. And my last question for now, just on the adjacencies, it seems like most of the demand there is holding up, but maybe you could flesh it out a little bit. We know about marine, you talked about MH, but how about like European RV and some of the other pieces?

<A – Jason Lippert – LCI Industries>: Well, first off, this is what we’re most excited about. Our diversification strategy is playing out nicely here, and we really get to test that out in the tougher times. Marine’s up 20%, housing’s up 40%, our other adjacent markets are up 20%, like buses and cargo trailers. And while Europe’s a little bit flatter right now, it’s largely because of the third of our business over there that’s involved in the caravan and motorcaravan market. And the only reason that’s down is because of the chip shortage, because 60% of those units are in Europe for RVs are motorhomes.

So, we expect that chip shortage situation to correct itself sometime, hopefully, middle of next year. And when it does, there’s – dealer inventories are low, there should be a nice long tail of demand once that comes back and they have chassis again. So, like we just talked about, RV aftermarket is really solid when new vehicles for autos start to come back. And for the same reason, motorhome chassis are short in Europe. There’s lesser production of new vehicles here in the US for the same reasons. And that’s where our new hitches go for automotive aftermarket side of things. So, we should see revitalization on those product lines as well once new vehicles come back.

<Q – Scott Stember – MKM Partners LLC>: Got it. That’s all I have. Thank you, guys.

<A – Jason Lippert – LCI Industries>: Thanks, Scott.

Operator: Thank you. The next question today comes from the line of Daniel Moore from CJS Securities. Please go ahead. Your line is now open.

<Q – Dan Moore – CJS Securities, Inc.>: Thank you very much. Good morning, Jason. Good morning, Brian. Thanks for taking questions.

<A – Jason Lippert – LCI Industries>: Good morning, Dan.

<Q – Dan Moore – CJS Securities, Inc.>: And again, thanks. It’s been a great run, Brian, and best of luck with everything else. I’m sure it’ll be fantastic. Just quickly...

<A – Brian Hall – LCI Industries>: Thanks, Dan.

<Q – Dan Moore – CJS Securities, Inc.>: ...Q4, good color as far as decrementals. Would you anticipate that to be the trough in terms of operating margin if RV shipments bump up sequentially toward that 400,000 run rate by Q1, or do you see mix in raw materials and different things making that a little fuzzier, if you will?

<A – Brian Hall – LCI Industries>: No, definitely. That’s what we’re forecasting, Dan. I mean, we’re expecting maybe some typical seasonality within the markets that we participate here during the winter months, along with the continued adjustments to inventories. But by the time we get into the first quarter and second quarter of next year, we’re anticipating those markets to continue to grow. So with that, we would expect the fourth quarter to be the low point from a volume perspective.

And then also, as we’ve continued to talk about price and materials, it’s a bit of a headwind for us here right now. I would anticipate that as we get into some of these high cost layers in the next quarter and maybe into the first quarter as well, we’ll be absorbing some of that. But certainly then things look to be much more favorable as we move into the second quarter and the remainder of 2023.

<Q – Dan Moore – CJS Securities, Inc.>: Very helpful. And you touched on this, but do you anticipate a further unwind of working capital, mainly Q4, or that to continue to be a tailwind for cash flow into kind of early 2023?

<A – Brian Hall – LCI Industries>: Yeah, I think it’ll definitely be a tailwind throughout much of 2023. We’re still sitting around about $1 billion of inventory today. It has come down about $75 million in the last three months, which is good. Even though we started pulling some of the levers much sooner than that, there were still lot of inbound inventory that we’ve had to absorb. And now we’re starting to turn the corner and bringing inventories down. So, I would suspect as we get into the first and second quarter of next year, we’ll be able to move through a lot of that. So, I think the first half probably frontloaded with a lot of the cash benefit.

<Q – Dan Moore – CJS Securities, Inc.>: Got it. And then good color on marine and your views there. You did give the kind of 400,000 range for RV. Do you have a similar outlook for either wholesale and/or retail for marine in 2023?

<A – Jason Lippert – LCI Industries>: Yeah, I don’t think we’ve – we’re looking at the pontoon market mainly because that’s where most of our sales come from. We do a bunch of glass systems for some of the [indiscernible] (00:44:42) open water boats. But because that reporting is kind of choppy, it’s hard to follow. But we expect it to be flattish. It’s just they’re kind of just bouncing along slowly because of engine volume. And they build more boats right now, if they could get more engines.

<Q – Dan Moore – CJS Securities, Inc.>: I guess said another way, at least for the pontoon market, you don’t see inventories kind of leveling off for right-sizing through much of 2023. Is that a fair assessment?

<A – Jason Lippert – LCI Industries>: I think they’ll start to right-size whether it’s second quarter 2023 or maybe a little bit earlier, but they’ll start to get in a better spot, I think.

<Q – Dan Moore – CJS Securities, Inc.>: Got it. Okay. That’s it for me. Thanks for the color again.

<A – Jason Lippert – LCI Industries>: Thanks, Dan.

Operator: Thank you. The next question today comes from the line of Mike Swartz from Truist Securities. Please go ahead. Your line is now open.

<Q – Mike Swartz – Truist Securities, Inc.>: Hey, guys. Good morning. Maybe just first question touching on the October trends that you alluded to in the press release this morning. I think you made the comment that as you went into the fourth quarter, you’re seeing positive trends. Maybe give us a little more color what exactly positive trends means.

<A – Brian Hall – LCI Industries>: Well, I think, I mean, certainly in our diversification in a lot of our other markets, we’re seeing some favorability there. But from an RV perspective, as Jason mentioned, I think rates have been pretty consistent here the last couple of months. Really, the holidays will have its normal seasonal shutdowns and potential to be on the more aggressive side of those that we’ve seen.

So, certainly, look at October, from our viewpoint at these kind of volumes on the RV side, I think both top line and from a margin perspective, we’re pretty confident in what we were able to turn in there. I think that, that year-over-year growth rate somewhat indicative as well as what we’re expecting to see across the fourth quarter, which is how we guided. So, I hope that helps, Mike.

<A – Jason Lippert – LCI Industries>: Yeah. I mean, just to add to what Brian said; we are seeing continued positive trends in some of our diversified markets. But with respect to RV, I think what’s positive is we saw the massive pullback in early June, late May, and we spent a couple solid months adjusting to that because we were on a 600,000-or-so run rate, unit run rate and pulled back to 350,000 within a couple of months. So that’s a massive feat to pull off. And we’ve got an experienced leadership team, as we keep talking about, that’s been through this a few times. And heading into the last couple of months of the year, it feels like things have at least stabilized at the volume levels we’re running today.

<Q – Mike Swartz – Truist Securities, Inc.>: Okay. Great. Great. Thanks for that. And just I think a follow-up on the commentary just around your kind of guidance or directional guidance for the fourth quarter. If I’m doing the math correctly, I just want to put a sharper point on this, just so we understand it. Am I thinking about EBITDA margins in the 6-ish-percent range, is that generally how we should be thinking about that based on what you said earlier?

<A – Brian Hall – LCI Industries>: The guidance I was given was certainly at the EBIT line, but given what I would expect there, yeah, I mean, 6% on EBITDA wouldn’t be too far off.

<Q – Mike Swartz – Truist Securities, Inc.>: 6% on EBITDA. Okay. Great. Thank you.

<A – Jason Lippert – LCI Industries>: In Q4.

<A – Brian Hall – LCI Industries>: Yeah, in Q4. I assume that’s what you’re talking about, right?

<Q – Mike Swartz – Truist Securities, Inc.>: Yeah, I was. Yeah, yeah.

Operator: Great. Thank you. The next question today comes from the line of Brandon Rollé from D.A. Davidson. Please go ahead. Your line is now open.

<Q – Brandon Rollé – D.A. Davidson & Co.>: Good morning. Thank you for taking my questions. Brian, congrats on the move. It was a pleasure working with you over the years. Couple of questions. One, from your view, how did you think Open House played out for the RV industry? We’ve heard some commentary from one OEM, but you guys probably have a better top down view on how that event played out versus maybe your expectations and maybe comment on dealers’ appetite for additional inventory in this environment?

<A – Jason Lippert – LCI Industries>: Yeah, I think that’s a real play for Open House and it was no surprise to the dealers and the OEMs or us was it was a time for them to come and check new product out. They hadn’t been here in a couple of years. We showed a lot of new product. It’s a time to get dealers excited and continue to work on relationships. But there wasn’t any big expectation that there was going to be a lot of buying happening just because of where dealer inventories were and where we know they need to get to.

The good news is everybody agrees that the OEMs of – the dealers agree, the OEMs agree, we agree that the OEMs have really done a great job right-sizing the levels of production a day to get the dealer inventories to a point where they’re going to be ready to order first quarter for spring selling season. So, hope that answered your question.

<Q – Brandon Rollé – D.A. Davidson & Co.>: Thank you. And also on the promotional activity right now, could you talk about how the promotional environment has evolved from this summer to now, and then maybe at the retail level and also maybe from the OEM to dealer level as well? Thank you.

<A – Jason Lippert – LCI Industries>: Yeah. I think the OEM – from the OEM level, speak to that first, they’ve tried to hold on to the price as long as they can. Usually the dealer is the first one to give it, and we know that there’s a lot of discounting to retail customers out there, which is good. That’s getting customers continue to buy coming off some of the most – highest prices and highest inflation that the RVs have seen.

And OEMs, they’ve started to – they start to look at things the same way and probably do a little bit of discounting. But it’s still not what we’ve seen historically. So that’s a positive sign. They won’t do that until they absolutely feel they have to. And then, like I said earlier, the supply side pricing, we’ll start to see some deflation and cost savings back to those OEMs, which will eventually turn around back to the dealers in terms of lower prices. And you’ll see some decontenting which helps as they continue to work through all this. So, I think it’s positive.

<Q – Brandon Rollé – D.A. Davidson & Co.>: Great. Thank you.

Operator: Thank you. [Operator Instructions] The next question today comes from the line of Bret Jordan from Jefferies. Please go ahead. Your line is now open.

<Q – Patrick Buckley – Jefferies LLC>: Hey. Good morning, guys. This is Patrick Buckley on for Bret Jordan. Thanks for taking our questions.

<A – Jason Lippert – LCI Industries>: Morning.

<Q – Patrick Buckley – Jefferies LLC>: If we could circle back to the marine side, specifically on engine supply, have we seen any improvements recently and how far from normal are we there?

<A – Jason Lippert – LCI Industries>: I think they’re – like the auto manufacturers, the engine suppliers are continuing to struggle with chips and sensors and all the things that are in the electronics world that would cause those delays. I mean, in our side, we have an electronics division. We do over $100 million in that division where we build electronics and smart technology for a lot of our components, and we’re 80 weeks lead time still with a lot of those specialized components in the electronics world.

So, that’s what they’re dealing with, and it’s a tough go, and probably isn’t going to relieve itself till middle part of next year, maybe at the earliest. But I don’t think that’s a horrible thing. It moderates the supply and consistency of the production of boats. That part of our business has certainly been easier to handle over the last year-and-a-half, two years of boom compared to the RV business where we literally took off like a rocket ship and went from several hundred thousand units to almost double that.

<Q – Patrick Buckley – Jefferies LLC>: Got it. That’s helpful. Thank you. And then I believe you also mentioned Outdoorsy early on the call, it seems like there’s going to be growing peer-to-peer market these days. Have you guys felt any changes or forecast any changes in your Aftermarket side, if utilization rates increase given increased peer-to-peer market?

<A – Jason Lippert – LCI Industries>: We’re counting on it. These RVs – peer-to-peer marketplace is not going to go away. We love it because it just makes our RVs even more affordable. They’re affordable enough as it is with the average price being about $25,000. But when you talk about selling to a consumer and saying, hey, look, you can pay for half your yearly payment with just jumping on a peer-to-peer marketplace rental like Outdoorsy or RVshare, that’s a huge benefit to the RV consumer.

So we’re super excited about that. And then obviously that means that the RV is going to get used 8 or 12 or 25 weeks a year. Parts are going to wear out faster, and that’s going to create more repair and replacement opportunities for us. We’re already working with Outdoorsy on repair parts and replacement parts programs, because they’re struggling like everybody else to get their owners group serviced appropriately so they can get units back on the road and get them running. And so, I think it’s a huge positive for us and that’s only going to continue to increase.

<Q – Patrick Buckley – Jefferies LLC>: Great. That’s all I had. Very helpful. Thanks, guys.

Operator: Thank you.

<A – Jason Lippert – LCI Industries>: Thanks.

Operator: There are no further questions registered at this time, so I would like to pass the call back over to Jason Lippert for closing remarks. Please go ahead.

Jason Douglas Lippert, President, Chief Executive Officer & Director, LCI Industries
Well, I want to remind everybody, we’re not going to get rid of Brian just yet. He’s got maybe a couple more quarters yet on call. So, save your goodbyes. Again, the real story is diversification. I think that since 2008, 2009, when we came out of that and realized that we needed to be more than just an RV supply company, we really strategized and came up with a great plan and executed over the last 10 years to come up with a business that’s highly diversified and really protects us in times like this when our core market’s down. Record EBITDA of $818 million over the last

12 months which is phenomenal and a direct result of the diversification and other strategic initiatives we’ve implemented. So, I appreciate everybody on the call. We’ll talk to you in next quarter. Thank you. Good-bye.

Operator: This concludes today’s conference call. Thank you all for your participation. You may now disconnect your line.

Disclaimer

The information herein is based on sources we believe to be reliable but is not guaranteed by us and does not purport to be a complete or error-free statement or summary of the available data. As such, we do not warrant, endorse or guarantee the completeness, accuracy, integrity, or timeliness of the information. You must evaluate, and bear all risks associated with, the use of any information provided hereunder, including any reliance on the accuracy, completeness, safety or usefulness of such information. This information is not intended to be used as the primary basis of investment decisions. It should not be construed as advice designed to meet the particular investment needs of any investor. This report is published solely for information purposes, and is not to be construed as financial or other advice or as an offer to sell or the solicitation of an offer to buy any security in any state where such an offer or solicitation would be illegal. Any information expressed herein on this date is subject to change without notice. Any opinions or assertions contained in this information do not represent the opinions or beliefs of FactSet CallStreet, LLC. FactSet CallStreet, LLC, or one or more of its employees, including the writer of this report, may have a position in any of the securities discussed herein.

THE INFORMATION PROVIDED TO YOU HEREUNDER IS PROVIDED "AS IS," AND TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, FactSet CallStreet, LLC AND ITS LICENSORS, BUSINESS ASSOCIATES AND SUPPLIERS DISCLAIM ALL WARRANTIES WITH RESPECT TO THE SAME, EXPRESS, IMPLIED AND STATUTORY, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, ACCURACY, COMPLETENESS, AND NON-INFRINGEMENT. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NEITHER FACTSET CALLSTREET, LLC NOR ITS OFFICERS, MEMBERS, DIRECTORS, PARTNERS, AFFILIATES, BUSINESS ASSOCIATES, LICENSORS OR SUPPLIERS WILL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING WITHOUT LIMITATION DAMAGES FOR LOST PROFITS OR REVENUES, GOODWILL, WORK STOPPAGE, SECURITY BREACHES, VIRUSES, COMPUTER FAILURE OR MALFUNCTION, USE, DATA OR OTHER INTANGIBLE LOSSES OR COMMERCIAL DAMAGES, EVEN IF ANY OF SUCH PARTIES IS ADVISED OF THE POSSIBILITY OF SUCH LOSSES, ARISING UNDER OR IN CONNECTION WITH THE INFORMATION PROVIDED HEREIN OR ANY OTHER SUBJECT MATTER HEREOF.

The contents and appearance of this report are Copyrighted FactSet CallStreet, LLC 2022. CallStreet and FactSet CallStreet, LLC are trademarks and service marks of FactSet CallStreet, LLC. All other trademarks mentioned are trademarks of their respective companies. All rights reserved.

Editor

Company disclaimer

Forward-Looking Statements

The audio events contains certain "forward-looking statements" with respect to the Company's financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities, acquisitions, plans and objectives of management, markets for the Company's common stock, the impact of legal proceedings, and other matters. Statements in this audio events that are not historical facts are "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and involve a number of risks and uncertainties.

Forward-looking statements, including, without limitation, those relating to our future business prospects, net sales, expenses and income (loss), capital expenditures, tax rate, cash flow, financial condition, liquidity, covenant compliance, retail and wholesale demand, integration of acquisitions, R&D investments, and industry trends, whenever they occur in this audio events are necessarily estimates reflecting the best judgment of the Company's senior management at the time such statements were made. There are a number of factors, many of which are beyond the Company's control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include, in addition to other matters described in this audio events, the impacts of COVID-19, or other future pandemics, and the Russia-Ukraine War on the global economy and on the Company's customers, suppliers, employees, business and cash flows, pricing pressures due to domestic and foreign competition, costs and availability of, and tariffs on, raw materials (particularly steel and aluminum) and other components, seasonality and cyclicality in the industries to which we sell our products, availability of credit for financing the retail and wholesale purchase of products for which we sell our components, inventory levels of retail dealers and manufacturers, availability of transportation for products for which we sell our components, the financial condition of our customers, the financial condition of retail dealers of products for which we sell our components, retention and concentration of significant customers, the costs, pace of and successful integration of acquisitions and other growth initiatives, availability and costs of production facilities and labor, team member benefits, team member retention, realization and impact of expansion plans, efficiency improvements and cost reductions, the disruption of business resulting from natural disasters or other unforeseen events, the successful entry into new markets, the costs of compliance with environmental laws, laws of foreign jurisdictions in which we operate, other operational and financial risks related to conducting business internationally, and increased governmental regulation and oversight, information technology performance and security, the ability to protect intellectual property, warranty and product liability claims or product recalls, interest rates, oil and gasoline prices and availability, the impact of international, national and regional economic conditions and consumer confidence on the retail sale of products for which we sell our components, and other risks and uncertainties discussed more fully under the caption "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2021, and in the Company's subsequent filings with the Securities and Exchange Commission. Readers of this audio events are cautioned not to place undue reliance on these forward-looking statements, since there can be no assurance that these forward-looking statements will prove to be accurate. The Company disclaims any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.